                                                                                                                                                                                                     Exhibit 99.1

SOCKET MOBILE REPORTS PROFITABLE 2016 FIRST QUARTER ON Y/Y REVENUE GROWTH OF 26 PERCENT

NEWARK, Calif., – April 20, 2016 – Socket Mobile, Inc. (OTC: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported profitable operating results for the first quarter ended March 31, 2016.

Revenue for the first quarter of 2016 was $5.0 million, an increase of 26 percent compared to revenue of $4.0 million for the same quarter a year ago. Net income for the first quarter of 2016 was $548,000, or $0.10 per share, compared to a net loss of $72,000, or a loss of $0.01 per share, in the first quarter of 2015. Gross profit on revenue for the first quarter of 2016 was 49.7 percent, an increase from 45.1 percent for the same quarter a year ago. Operating expenses for the first quarter of 2016 were $1.9 million, an increase of six percent compared to operating expenses of $1.8 million for the first quarter of 2015.

Kevin Mills, president and chief executive officer, commented, “We are pleased to achieve first quarter revenue growth of 26 percent year over year and our fourth consecutive quarter of profitability. Our data capture revenue, which comprised 79 percent of total quarterly revenue, grew 16 percent over the same quarter in the prior year, and our SoMo handheld computer product also contributed as we delivered some last time buy orders during the quarter. Our data capture business continues to be driven by third party mobile applications with the emerging mobile point of sale (mPOS) market leading the way. We expect these trends to continue during the second and third quarters, which are typically the strongest selling periods for these types of applications. In addition to mPOS applications, other key markets being addressed by registered third party developers include hospitality, asset management and various commercial services and enterprise mobility applications,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 13633221#. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile:
Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 1,400 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2016, Socket Mobile, Inc. All rights reserved.

-- Financial tables to follow --

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2016		2015
Revenue		$5,044		$4,006
Cost of revenue		2,538		2,198
Gross profit		2,506		1,808
Gross profit percent		49.7%		45.1%
Research & development		657		575
Sales & marketing		687		618
General & administrative		562		608
Total operating expenses		1,906		1,801
Interest (income) expense, net		44		71
Deferred income tax expense		8		8
Net income (loss)		$548		$(72)

Net income (loss) per share: Basic Fully Diluted	$ $	0.10 0.08	$ $	(0.01 (0.01	) )

Weighted average shares outstanding: Basic Fully Diluted		5,646 6,590		5,514 5,514

Socket Mobile, Inc.

 Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2016 (Unaudited)	December 31, 2015*
Cash	$1,028	$938
Accounts receivable	2,388	2,359
Inventories	1,511	1,326
Other current assets	126	87
Property and equipment, net	467	475
Goodwill	4,427	4,427
Other assets	76	76
Total assets	$10,023	$9,688
Accounts payable and accrued liabilities	$2,883	$2,817
Bank line of credit	350	—
Subordinated line of credit	—	500
Convertible notes payable	753	753
Deferred income on shipments to distributors	1,246	1,645
Deferred service revenue	112	125
Other liabilities	506	505
Total liabilities	5,850	6,345
Common stock	62,498	62,216
Accumulated deficit	(58,325)	(58,873)
Total equity	4,173	3,343
Total liabilities and equity	$10,023	$9,688

*Derived from audited financial statements.

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